News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2003

CHARLOTTE, NORTH CAROLINA, July 25, 2003 – Nucor Corporation’s (NYSE: NUE) consolidated net sales for the first half of 2003 increased 32% to $3,000,700,000, compared with $2,278,700,000 in last year’s first half. Average sales price per ton increased 2% while total tons shipped to outside customers increased 29% from the first half of 2002. In the second quarter of 2003, Nucor’s consolidated net sales increased 27% to $1,520,500,000, compared with $1,198,000,000 in last year’s second quarter. Average sales price per ton increased 2% from the second quarter of 2002 and increased 4% from the first quarter of 2003. Total tons shipped to outside customers increased 25% from the second quarter of 2002 and decreased 2% from the first quarter of 2003.

Nucor’s consolidated net earnings for the current year’s first half were $26,200,000 ($0.33 per share), compared with $80,000,000 ($1.02 per share) in the first half of 2002. Nucor’s consolidated net earnings for this year’s second quarter were $8,400,000 ($0.11 per share), compared with $59,700,000 ($0.76 per share) in the second quarter of 2002. Net earnings for the second quarter of 2003 were negatively impacted by higher than expected scrap and energy costs, continued severely depressed levels of non-residential construction and capital goods markets, increased pre-operating and start-up costs, and unexpected equipment related downtime and production curtailments at Nucor’s Alabama sheet mill and North Carolina plate mill. The average scrap and scrap substitute cost per ton used increased $25 from the first half of 2002 to the first half of 2003, increased $24 from the second quarter of 2002 to the second quarter of 2003 and increased $9 from the first quarter of 2003 to the second quarter of 2003. Total energy costs increased approximately $4 per ton from the first half of 2002 to the first half of 2003 and increased approximately $3 from the second quarter of 2002 to the second quarter of 2003. In the second quarter of 2002, Nucor reported other income of $29,900,000 related to a graphite electrodes anti-trust settlement received during the quarter ($17,500,000 after tax and profit-sharing, or $0.22 per share). Nucor also received a graphite electrodes anti-trust settlement in the first quarter of 2003 of $2,300,000 ($1,500,000 after tax and profit-sharing, or $0.02 per share).

In the steel mills segment in the first half of 2002, steel production was 8,545,000 tons, compared with 6,754,000 tons produced in the first half of 2002, an increase of 27%. Total steel shipments increased 30% to 8,643,000 tons in the first half of 2003, compared with 6,665,000 tons in last year’s first half. Steel shipments to outside customers increased 30% to 7,993,000 tons in the first half of 2003, compared with 6,156,000 tons in last year’s first half. In the steel products segment, steel joist production during the first half of 2003 increased to 235,000 tons, compared with 210,000 tons in the first half of 2002. Steel deck sales increased to 172,000 tons in the first half of 2003, compared with 137,000 tons in last year’s first half. Cold finished steel sales increased to 128,000 tons, compared with 113,000 tons in the first half of 2002.

Pre-operating and start-up costs of new facilities increased to $60,200,000 in the first half of 2003, compared with $32,400,000 in the first half of 2002. For the second quarter of 2003, pre-operating and start-up costs were $33,500,000 compared with $8,900,000 in the second quarter of 2002. In 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In 2002, these costs primarily related to the start-up of the plate mill in Hertford County, North Carolina, the Vulcraft facility in Chemung, New York and the Castrip facility.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2003 (Continued)

Pre-operating and start-up costs were higher than expected in the second quarter primarily due to the failure to realize projected improvements in the operating performance of the sheet mill in Decatur, Alabama. Equipment failures resulted in the shutdown of the mill for two days in May and reduced the production capacity for this facility by 50% for most of the quarter. These equipment problems also reduced the range of products that could be produced and negatively impacted yield during May and June. The equipment failures are being addressed and are not expected to require significant additional expenditures to correct.

Additionally, the second quarter was negatively impacted by six days of unanticipated downtime at the plate mill in Hertford County, North Carolina. Costs related to this downtime, which included a power outage and caster and rolling mill modifications, were greater than anticipated.

Together, the unanticipated shutdown costs and estimated lost sales related to the equipment downtime and production curtailments at Decatur and Hertford had an estimated negative earnings impact on the quarter of $7,200,000 ($4,700,000 after tax and profit-sharing, or $0.06 per share).

Nucor accrued $6,700,000 ($4,400,000 after tax and profit sharing, or $0.06 per share) during the second quarter of 2003 in compensation expense anticipated to be paid under the new incentive compensation plans that Nucor’s stockholders approved at the Company’s annual meeting of stockholders in May 2003. Of this amount, approximately 40% was actually attributable to compensation expense for the first quarter of 2003 that, under generally accepted accounting principles, the Company could not accrue before the stockholders approved the new incentive compensation plans.

Nucor had an effective tax rate of 18.4% in the first half of 2003 compared with 33.6% in the first half of 2002 and 29.5% for the year 2002, and had an effective tax rate of 11.2% in the second quarter of 2003 compared with 33.3% in the second quarter of 2002. The decrease in the effective tax rate is primarily due to state income tax credits, resolution of certain tax issues and the effect of reduced pre-tax earnings.

Nucor expects that weak economic conditions and depressed levels of non-residential construction will continue to impact the third quarter of 2003, and that earnings will be in the range of $0.15 to $0.20 per share.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2003 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 25, 2003 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Six Months (26 Weeks) Ended		Three Months (13 Weeks) Ended
	July 5, 2003	June 29, 2002	July 5, 2003	June 29, 2002
NET SALES	$3,000,731,871	$2,278,669,187	$1,520,460,884	$1,198,032,206

COSTS, EXPENSES AND OTHER:
Cost of products sold	2,860,570,376	2,049,383,477	1,454,145,488	1,069,645,860
Marketing, administrative and other expenses	86,128,949	78,480,294	45,938,117	41,206,520
Interest expense (net)	13,614,346	5,915,809	6,547,063	3,003,764
Minority interests	10,585,206	54,219,010	4,346,126	24,468,760
Other income	(2,300,855)	(29,900,000)	—	(29,900,000)

	2,968,598,022	2,158,098,590	1,510,976,794	1,108,424,904

EARNINGS BEFORE INCOME TAXES	32,133,849	120,570,597	9,484,090	89,607,302
Provision for income taxes	5,927,000	40,560,000	1,059,000	29,859,000

NET EARNINGS	$26,206,849	$80,010,597	$8,425,090	$59,748,302

NET EARNINGS PER SHARE:
Basic	$0.34	$1.03	$0.11	$0.77
Diluted	$0.33	$1.02	$0.11	$0.76

AVERAGE SHARES OUTSTANDING:
Basic	78,187,447	78,002,299	78,192,924	78,084,879
Diluted	78,282,109	78,244,881	78,316,413	78,358,436

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2003 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	July 5, 2003	Dec. 31, 2002
Assets
CURRENT ASSETS:
Cash and short-term investments	$182,276,227	$219,004,868
Accounts receivable	527,286,836	483,607,972
Inventories	582,828,408	588,989,548
Other current assets	134,808,709	123,759,260

Total current assets	1,427,200,180	1,415,361,648

PROPERTY, PLANT AND EQUIPMENT	2,877,998,324	2,932,058,102

OTHER ASSETS	45,220,938	33,581,467

	$4,350,419,442	$4,381,001,217

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$—	$16,000,000
Accounts payable	290,630,011	247,229,067
Federal income taxes	4,105,981	8,948,999
Salaries, wages and related accruals	106,990,449	116,246,817
Accrued expenses and other current liabilities	201,561,120	203,110,945

Total current liabilities	603,287,561	591,535,828

LONG-TERM DEBT DUE AFTER ONE YEAR	878,550,000	878,550,000

DEFERRED CREDITS AND OTHER LIABILITIES	381,436,481	371,271,399

MINORITY INTERESTS	168,097,467	216,654,501

STOCKHOLDERS’ EQUITY:
Common stock	36,277,592	36,271,453
Additional paid-in capital	100,125,457	99,395,806
Retained earnings	2,636,509,954	2,641,581,152

	2,772,913,003	2,777,248,411
Treasury stock	(453,865,070)	(454,258,922)

Total stockholders’ equity	2,319,047,933	2,322,989,489

	$4,350,419,442	$4,381,001,217

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com